Exhibit 99.1

October 14, 2005

Not for release, publication or distribution in whole or in part in or into Canada, Australia or Japan

FOR IMMEDIATE RELEASE

DICKIE WALKER MARINE, INC. AND INTELLIGENT ENERGY HOLDINGS PLC

ANNOUNCE THE EXECUTION OF A MUTUAL RELEASE AGREEMENT FROM THE ACQUISITION AGREEMENT DATED FEBRUARY 3, 2005 AND WITHDRAWAL OF

REGISTRATION STATEMENT ON FORM S-4

OCEANSIDE, California—October 14, 2005—Dickie Walker Marine, Inc. (“Dickie Walker”) (DWMA.PK) and Intelligent Energy Holdings Plc (“Intelligent Energy”) announced today that the companies have executed a Mutual Release Agreement (the “Release Agreement”) terminating and releasing all obligations or potential claims arising from their Acquisition Agreement dated February 3, 2005 (the “Acquisition Agreement”), pursuant to which Dickie Walker agreed to make an offer for the entire issued share capital of Intelligent Energy.

As a result of unforeseen difficulties and delays and uncertain support for the transaction from Intelligent Energy’s shareholders, Dickie Walker and Intelligent Energy have agreed to terminate the Acquisition Agreement. The Mutual Release Agreement is contingent upon the approval of its terms by the Intelligent Energy shareholders at an Extraordinary General Meeting of Intelligent Energy to be held on or about October 31, 2005, and a cash payment by Intelligent Energy to Dickie Walker of US $500,000 (the “Settlement Payment”) within two days of receipt of such approval from the Intelligent Energy shareholders (the “Expiration Date”). Dickie Walker no longer intends to make an offer for the share capital of Intelligent Energy and, pursuant to the Release Agreement, is withdrawing its pending registration statement on Form S-4 containing the joint proxy statement/prospectus pertaining to the proposed offer concurrent with the announcement of the executed Release Agreement.

Pursuant to the terms of the Release Agreement, during the period from the date of the Release Agreement until the date of the Settlement Payment, the parties shall treat the Acquisition Agreement as terminated and shall not be obligated or otherwise subject to any liability under the terms of the Acquisition Agreement, except for those certain, limited terms which survive as set forth in the Acquisition Agreement. Further, during that period the parties agree to not initiate any claims against each other. Upon completion of the Settlement Payment prior to the Expiration Date, the Acquisition Agreement shall be officially terminated and the parties shall fully and completely release and discharge each other from any and all claims, causes of action, demands or liability of any and every character, known or unknown, contingent or matured, that either may have had against the other in relation to or arising from the subject matter of the proposed offer and any action, event or non-event arising out of or related thereto, including, but not limited, to the Acquisition Agreement, any related waivers or consents, or the Release Agreement itself. If Intelligent Energy does not complete the Settlement Payment prior to the Expiration Date, or upon a petition being presented or order being made for the winding up of the Intelligent Energy or the appointment of a liquidator or provisional liquidator of Intelligent Energy or the granting of an administration order in relation to Intelligent Energy, Intelligent Energy and Dickie Walker shall have the rights under the Acquisition Agreement each such party shall have had as of the date of the Release Agreement.

About Dickie Walker Marine, Inc.

Dickie Walker Marine, Inc. designs, sources and has manufactured, markets and distributes authentic lines of nautically-inspired apparel, gifts and decorative items. The Dickie Walker brand is a lifestyle brand of nautically inspired apparel and accessories for the home, office and boat, which are distributed through specialty retailers, yacht clubs, resorts, higher-end sporting goods stores, marinas, coastal stores, catalogs and a branded website. Additional information about Dickie Walker Marine can be found at www.dickiewalker.com.

About Intelligent Energy Holdings Plc

Intelligent Energy is an energy solutions group with a proprietary suite of new energy technologies, and is focused on commercializing energy services in hydrogen generation, fuel storage and power generation using proton exchange membrane (PEM) fuel cell technology. Intelligent Energy’s products and technologies provide solutions for global applications in the motive, distributed energy, defense and portable markets. Additional information about Intelligent Energy can be found at www.intelligent-energy.com.

Forward-Looking Statements

This release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Dickie Walker’s or Intelligent Energy’s or their respective management’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future. These statements are based on current estimates and projections about each company’s respective businesses and ability to perform under the Release Agreement, which are derived in part on assumptions of management, and are not guarantees of future performance, as such performance is difficult to predict. It is important to note that actual results could differ materially from those in any such forward-looking statements. Readers of this release are also referred to Dickie Walker’s previous public filings, available at http://www.sec.gov or upon request from Dickie Walker. Dickie Walker does not intend to update any of these forward-looking statements after the date of this release.

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Contacts:

Intelligent Energy Holdings, Plc

Mark Lawson-Statham, Ph.D., Managing Director-Finance

+44 (0) 20 7958 9033

Dickie Walker Marine, Inc.

Gerald W. Montiel, Chairman and CEO

Todd Schmidt, CFO

(760) 450-0360

Investor Relations

Rob Whetstone/Wade Huckabee

PondelWilkinson Inc.

(310) 279-5980